INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
Oppenheimer Multi-State Municipal Trust

We consent to the use in this Registration Statement of Oppenheimer New Jersey Municipal Fund, Oppenheimer Florida Municipal Fund and Oppenheimer
Pennsylvania Municipal Fund (collectively the Oppenheimer Multi-State Municipal Trust) of our report dated August 21, 2000, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial
Highlights" appearing in the Prospectus, which are also part of such Registration Statement, and "Independent Auditors" appearing in the Statement of Additional Information.



/s/ KPMG LLP
------------
KPMG LLP


Denver, Colorado
November 21, 2000